SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)

                              (Amendment No. 1)(1)

                                 S1 CORPORATION
                                ----------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                    78463B101
                                 --------------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                  ---------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 MARCH 30, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

      NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 39 Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 78463B101                    13D                   Page  2 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     3,394,867
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            3,394,867
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,394,867
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  3 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      PARCHE, LLC 20-0870632
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     855,515
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            855,515
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      855,515
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  4 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RCG AMBROSE MASTER FUND, LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     128,674
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            128,674
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      128,674
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  5 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RCG HALIFAX FUND, LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     133,919
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            133,919
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      133,919
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  6 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     602,960
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            602,960
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      602,960
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  7 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ADMIRAL ADVISORS, LLC 37-1484525
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     4,250,382
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            4,250,382
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,250,382
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IA, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  8 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RAMIUS ADVISORS, LLC 13-3954331
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     602,960
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            602,960
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      602,960
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IA, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  9 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RAMIUS CAPITAL GROUP, L.L.C. 13-3937658
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     5,115,935
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            5,115,935
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,115,935
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IA, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 10 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      C4S & CO., L.L.C. 13-3946794
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     5,115,935
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            5,115,935
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,115,935
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 11 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      PETER A. COHEN
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     -0-
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,115,935
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     5,115,935
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,115,935
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 12 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MORGAN B. STARK
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     -0-
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,115,935
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     5,115,935
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,115,935
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 13 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     -0-
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,115,935
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     5,115,935
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,115,935
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 14 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      THOMAS W. STRAUSS
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     -0-
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,115,935
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     5,115,935
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,115,935
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 15 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON COMPANIES EQUITY PARTNERS, L.P. 13-4088890
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     281,705
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            281,705
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      281,705
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 16 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON COMPANIES INVESTORS, LLC 13-4126527
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     281,705
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            281,705
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      281,705
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 17 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     455,697
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            455,697
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      455,697
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 18 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON INVESTMENTS, L.P. 20-2871525
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     91,141
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            91,141
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      91,141
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 19 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON COMPANIES ADVISORS, LLC 20-0327470
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     546,838
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            546,838
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      546,838
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IA, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 20 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON CAPITAL GROUP, L.P. 13-3635132
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     828,543
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            828,543
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      828,543
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 21 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LNA CAPITAL CORP. 13-3635168
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     828,543
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            828,543
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      828,543
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 22 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      JAMES MITAROTONDA
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     828,543
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            828,543
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      828,543
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 23 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ARCADIA PARTNERS, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     75,000
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            75,000
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      75,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 24 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ARCADIA CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     75,000
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            75,000
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      75,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 25 of 39 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RICHARD ROFE
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     77,138
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            77,138
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      77,138
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 26 of 39 Pages

      The following constitutes Amendment No. 1 ("Amendment No. 1") to the
Schedule 13D filed by the undersigned. This Amendment No. 1 amends the Schedule 13D as specifically set forth.

      The final two paragraphs of Item 2(a) are hereby amended and restated as follows:

            Each of the foregoing is referred to as a "Reporting Person" and collectively as the "Reporting Persons." As of March 30, 2006, the Reporting Persons were the beneficial owners of, in the aggregate, 6,021,616 Shares, representing approximately 8.6% of the Shares presently outstanding. Each of the Reporting Persons is party to that certain Joint Filing Agreement, as further described in Item 6. Accordingly, the Reporting Persons are hereby filing a joint Schedule 13D.

            Information with respect to each of the Reporting Persons is given solely by such Reporting Person and no Reporting Person shall have responsibility for the accuracy or completeness of information supplied by another Reporting Person.

      The first paragraph of Item 3 is hereby amended and restated as follows:

            The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master, Barington Companies Equity, Barington Companies Offshore and Barington Investments were purchased with the working capital of such entities (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase cost of the 5,115,935 Shares beneficially owned in the aggregate by Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master is approximately $21,793,601.44, including brokerage commissions. The aggregate purchase cost of the 828,543 Shares beneficially owned in the aggregate by Barington Companies Equity, Barington Companies Offshore and Barington Investments is approximately $3,419,076.03, including brokerage commissions. The aggregate purchase cost of the 75,000 Shares beneficially owned in the aggregate by Arcadia Partners and Arcadia Capital is approximately $309,750, including brokerage commissions. The aggregate purchase cost of the 2,138 Shares owned personally by Mr. Rofe and purchased with Mr. Rofe's personal funds is approximately $8,829.94.

      Item 5 is hereby amended and restated as follows:

            The aggregate percentage of Shares reported owned by each person named herein is based upon 70,453,355 Shares outstanding, which is the total number of Shares outstanding as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006.

A. Starboard

      (a) As of March 30, 2006, Starboard beneficially owned 3,394,867 Shares.

CUSIP No. 78463B101                    13D                   Page 27 of 39 Pages

          Percentage: Approximately 4.8%

      (b) 1. Sole power to vote or direct vote: 3,394,867
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 3,394,867
          4. Shared power to dispose or direct the disposition: 0

      (c) The number of Shares acquired by Starboard since March 28, 2006 is set forth in Schedule A and is incorporated by reference.

B. Parche

      (a) As of March 30, 2006, Parche beneficially owned 855,515 Shares.

          Percentage: Approximately 1.2%

      (b) 1. Sole power to vote or direct vote: 855,515
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 855,515
          4. Shared power to dispose or direct the disposition: 0

      (c) The number of Shares acquired by Parche since March 28, 2006 is set forth in Schedule A and is incorporated by reference.

C. RCG Ambrose

      (a) As of March 30, 2006, RCG Ambrose beneficially owned 128,674 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 128,674
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 128,674
          4. Shared power to dispose or direct the disposition: 0

      (c) RCG Ambrose has not acquired Shares since March 28, 2006.

D. RCG Halifax

      (a) As of March 30, 2006, RCG Halifax beneficially owned 133,919 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 133,919
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 133,919
          4. Shared power to dispose or direct the disposition: 0

      (c) RCG Halifax has not acquired Shares since March 28, 2006.

CUSIP No. 78463B101                    13D                   Page 28 of 39 Pages

E. Ramius Master

      (a) As of March 30, 2006, Ramius Master beneficially owned 602,960 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 602,960
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 602,960
          4. Shared power to dispose or direct the disposition: 0

      (c) Ramius Master has not acquired Shares since March 28, 2006.

F. Admiral Advisors

      (a) As of March 30, 2006, as the investment manager of Starboard and the managing member of Parche, Admiral Advisors may be deemed the beneficial owner of (i) 3,394,867 Shares owned by Starboard and (ii) 855,515 Shares owned by Parche.

          Percentage: Approximately 6.0%

      (b) 1. Sole power to vote or direct vote: 4,250,382
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 4,250,382
          4. Shared power to dispose or direct the disposition: 0

      (c) Admiral Advisors has not entered into any transactions in the Shares since March 28, 2006. The transactions in the Shares since March 28, 2006 on behalf of Starboard and Parche, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

G. Ramius Advisors

      (a) As of March 30, 2006, as the investment advisor of Ramius Master, Ramius Advisors may be deemed the beneficial owner of 602,960 Shares owned by Ramius Master.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 602,960
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 602,960
          4. Shared power to dispose or direct the disposition: 0

      (c) Neither Ramius Advisors nor Ramius Master has entered into any transactions in the Shares since March 28, 2006.

CUSIP No. 78463B101                    13D                   Page 29 of 39 Pages

H. Ramius Capital

      (a) As of March 30, 2006, as the sole member of Admiral Advisors and Ramius Advisors (the investment manager of Ramius Master) and as the investment manager of RCG Halifax and RCG Ambrose, Ramius Capital may be deemed the beneficial owner of (i) 3,394,867 shares owned by Starboard, (ii) 855,515 Shares owned by Parche, (iii) 128,674 Shares owned by RCG Ambrose, (iv) 133,919 Shares owned by RCG Halifax and (v) 602,960 Shares owned by Ramius Master.

          Percentage: Approximately 7.3%

      (b) 1. Sole power to vote or direct vote: 5,115,935
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 5,115,935
          4. Shared power to dispose or direct the disposition: 0

      (c) Ramius Capital did not enter into any transactions in the Shares since March 28, 2006. The transactions in the Shares since March 28, 2006 on behalf of Starboard and Parche are set forth in Schedule A, and are incorporated herein by reference.

I. C4S

      (a) As of March 30, 2006, as the managing member of Ramius Capital, C4S may be deemed the beneficial owner of (i) 3,394,867 shares owned by Starboard,
(ii) 855,515 Shares owned by Parche, (iii) 128,674 Shares owned by RCG Ambrose,
(iv) 133,919 Shares owned by RCG Halifax and (v) 602,960 Shares owned by Ramius Master.

          Percentage: Approximately 7.3%

      (b) 1. Sole power to vote or direct vote: 5,115,935
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 5,115,935
          4. Shared power to dispose or direct the disposition: 0

      (c) C4S did not enter into any transactions in the Shares since March 28, 2006. The transactions in the Shares since March 28, 2006 on behalf of Starboard and Parche are set forth in Schedule A and are incorporated by reference.

J. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

      (a) As of March 30, 2006, as the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 3,394,867 shares owned by Starboard, (ii) 855,515 Shares owned by Parche,
(iii) 128,674 Shares owned by RCG Ambrose, (iv) 133,919 Shares owned by RCG Halifax and (v) 602,960 Shares owned by Ramius Master. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the Shares owned by Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master by virtue of their shared authority to vote and dispose of such Shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such Shares.

CUSIP No. 78463B101                    13D                   Page 30 of 39 Pages

          Percentage: Approximately 7.3%

      (b) 1. Sole power to vote or direct vote: 0
          2. Shared power to vote or direct vote: 5,115,935
          3. Sole power to dispose or direct the disposition: 0
          4. Shared power to dispose or direct the disposition: 5,115,935

      (c) None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon have entered into any transactions in the Shares since March 28, 2006. The transactions in the Shares since March 28, 2006 on behalf of Starboard and Parche are set forth in Schedule A and are incorporated by reference.

K. Barington Companies Equity

      (a) As of March 30, 2006, Barington Companies Equity beneficially owned 281,705 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 281,705
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 281,705
          4. Shared power to dispose or direct the disposition: 0

      (c) The number of Shares acquired by Barington Companies Equity since March 28, 2006 is set forth in Schedule A and is incorporated by reference.

L. Barington Companies Investors

      (a) As of March 30, 2006, as the general partner of Barington Companies Equity, Barington Companies Investors may be deemed the beneficial owner of 281,705 Shares owned by Barington Companies Equity.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 281,705
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 281,705
          4. Shared power to dispose or direct the disposition: 0

      (b) Barington Companies Investors did not enter into any transactions in the Shares since March 28, 2006. The transactions in the Shares since March 28, 2006 by Barington Companies Equity, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

CUSIP No. 78463B101                    13D                   Page 31 of 39 Pages

M. Barington Companies Offshore

      (a) As of March 30, 2006, Barington Companies Offshore beneficially owned 455,697 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 455,697
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 455,697
          4. Shared power to dispose or direct the disposition: 0

      (c) The number of Shares acquired by Barington Companies Offshore since March 28, 2006 is set forth in Schedule A and is incorporated by reference.

N. Barington Investments

      (a) As of March 30, 2006, Barington Investments beneficially owned 91,141 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 91,141
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 91,141
          4. Shared power to dispose or direct the disposition: 0

      (c) The number of Shares acquired by Barington Investments since March 28, 2006 is set forth in Schedule A and is incorporated by reference.

O. Barington Companies Advisors

      (a) As of March 30, 2006, as the investment advisor of Barington Companies Offshore and the general partner of Barington Investments, Barington Companies Advisors may be deemed the beneficial owner of (i) 455,697 Shares owned by Barington Companies Offshore and (ii) 91,141 Shares owned by Barington Investments.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 546,838
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 546,838
          4. Shared power to dispose or direct the disposition: 0

      (c) Barington Companies Advisors did not enter into any transactions in the Shares since March 28, 2006. The transactions in the Shares since March 28, 2006 by Barington Companies Offshore and Barington Investments, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

CUSIP No. 78463B101                    13D                   Page 32 of 39 Pages

P. Barington Capital

      (a) As of March 30, 2006, as the majority member of Barington Companies Investors and the Managing Member of Barington Companies Advisors, Barington Capital may be deemed the beneficial owner of (i) 455,697 Shares owned by Barington Companies Offshore, (ii) 281,705 Shares owned by Barington Companies Equity and (iii) 91,141 Shares owned by Barington Investments.

          Percentage: Approximately 1.2%

      (b) 1. Sole power to vote or direct vote: 828,543
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 828,543
          4. Shared power to dispose or direct the disposition: 0

      (c) Barington Capital did not enter into any transactions in the Shares since March 28, 2006. The transactions in the Shares since March 28, 2006 by Barington Companies Offshore, Barington Companies Equity and Barington Investments are set forth in Schedule A, and are incorporated by reference.

Q. LNA

      (a) As of March 30, 2006, as the general partner of Barington Capital, LNA may be deemed the beneficial owner of (i) 455,697 Shares owned by Barington Companies Offshore, (ii) 281,705 Shares owned by Barington Companies Equity and
(iii) 91,141 Shares owned by Barington Investments.

          Percentage: Approximately 1.2%

      (b) 1. Sole power to vote or direct vote: 828,543
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 828,543
          4. Shared power to dispose or direct the disposition: 0

      (c) LNA did not enter into any transactions in the Shares since March 28, 2006. The transactions in the Shares since March 28, 2006 by Barington Companies Offshore, Barington Compaines Equity and Barington Investments are set forth in Schedule A, and are incorporated by reference.

R. Mr. Mitarotonda

      (a) As of March 30, 2006, as the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed the beneficial owner of (i) 281,705 Shares owned by Barington Companies Equity, (ii) 455,697 Shares owned by Barington Companies Offshore and (iii) 91,141 Shares owned by Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of such Shares.

CUSIP No. 78463B101                    13D                   Page 33 of 39 Pages

          Percentage: Approximately 1.2%

      (b) 1. Sole power to vote or direct vote: 828,543
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 828,543
          4. Shared power to dispose or direct the disposition: 0

      (c) Mr. Mitarotonda did not enter into any transactions in the Shares since March 28, 2006. The number of Shares acquired by Barington Companies Equity, Barington Companies Offshore and Barington Investments since March 28, 2006 are set forth in Schedule A and are incorporated by reference.

S. Arcadia Partners

      (a) As of March 30, 2006, Arcadia Partners beneficially owned 75,000
Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 75,000
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 75,000
          4. Shared power to dispose or direct the disposition: 0

      (c) Arcadia Partners did not enter into any transactions in the Shares since March 28, 2006.

T. Arcadia Capital

      (a) As of March 30, 2006, as the general partner of Arcadia Partners, Arcadia Capital may be deemed the beneficial owner of 75,000 Shares owned by Arcadia Partners.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 75,000
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 75,000
          4. Shared power to dispose or direct the disposition: 0

      (c) Arcadia Capital did not enter into any transactions in the Shares since March 28, 2006.

CUSIP No. 78463B101                    13D                   Page 34 of 39 Pages

U. Mr. Rofe

      (a) As of March 30, 2006, as the sole member of Arcadia Capital, Mr. Rofe may be deemed the beneficial owner of 75,000 Shares owned by Arcadia Partners. Mr. Rofe disclaims beneficial ownership of such Shares. In addition, Mr. Rofe personally owns 2,138 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 77,138
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 77,138
          4. Shared power to dispose or direct the disposition: 0

      (c) The transactions in the Shares since March 28, 2006 by Mr. Rofe, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

      (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

      (e) Not applicable.

CUSIP No. 78463B101                    13D                   Page 35 of 39 Pages

                                   SIGNATURES

            After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 31, 2006

STARBOARD VALUE AND OPPORTUNITY          RAMIUS MASTER FUND, LTD
MASTER FUND LTD.
                                         By: Ramius Advisors, LLC
PARCHE, LLC                                  its investment manager
                                         By: Ramius Capital Group, L.L.C.
By: Admiral Advisors, LLC, its               its managing member
    managing member
                                         ADMIRAL ADVISORS, LLC
RCG AMBROSE MASTER FUND, LTD.
                                         By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C.,            its managing member
    its investment manager
By: C4S & Co., L.L.C.,                   RAMIUS ADVISORS, LLC
    its managing member
                                         By: Ramius Capital Group, L.L.C.,
RCG HALIFAX FUND, LTD.                       its managing member

By: Ramius Capital Group, L.L.C.,        RAMIUS CAPITAL GROUP, L.L.C.
    its investment manager
By: C4S & Co., L.L.C.,                   By: C4S & Co., L.L.C.,
    its managing member                      as managing member

                                         C4S & CO., L.L.C.

                    By: /s/ Jeffrey M. Solomon
                        -------------------------------
                        Name: Jeffrey M. Solomon
                        Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
----------------------------------------
Individually and as attorney-in-fact for
Peter A. Cohen, Morgan B. Stark and
Thomas W. Strauss

CUSIP No. 78463B101                    13D                   Page 36 of 39 Pages

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

By: Barington Companies Investors, LLC,
    its general partner

By: /s/ James A. Mitarotonda
    ----------------------------------
Name:  James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By: /s/ James A. Mitarotonda
    ----------------------------------
Name:  James A. Mitarotonda
Title: Managing Member

/s/ James A. Mitarotonda
--------------------------------------
James A. Mitarotonda

BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)

By: /s/ James A. Mitarotonda
    ----------------------------------
Name:  James A. Mitarotonda
Title: President

BARINGTON INVESTMENTS, L.P.

By: Barington Companies Advisors, LLC,
    its general partner

By: /s/ James A. Mitarotonda
    ----------------------------------
Name:  James A. Mitarotonda
Title: Authorized Signatory

BARINGTON COMPANIES ADVISORS, LLC

By: /s/ James A. Mitarotonda
    ----------------------------------
Name: James A. Mitarotonda
Title:   Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.

By: LNA Capital Corp., its general
    partner

By: /s/ James A. Mitarotonda
    ----------------------------------
Name:  James A. Mitarotonda
Title: President and Chief Executive Officer

CUSIP No. 78463B101                    13D                   Page 37 of 39 Pages

LNA CAPITAL CORP.

By: /s/ James A. Mitarotonda
    ----------------------------------
Name:  James A. Mitarotonda
Title: President and Chief Executive Officer

ARCADIA PARTNERS, L.P.

By: Arcadia Capital Management, LLC,
    its general partner

By: /s/ Richard Rofe
    ----------------------------------
Name:  Richard Rofe
Title: Sole Member

ARCADIA CAPITAL MANAGEMENT, LLC

By: /s/ Richard Rofe
    ----------------------------------
Name:  Richard Rofe
Title: Sole Member

/s/ Richard Rofe
--------------------------------------
Richard Rofe

CUSIP No. 78463B101                    13D                   Page 38 of 39 Pages

SCHEDULE A

     TRANSACTIONS IN THE SHARES SINCE THE FILING OF THE INITIAL SCHEDULE 13D

Shares of Common Stock             Price Per                         Date of
  PURCHASED / (SOLD)                SHARE($)                     PURCHASE / SALE

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

      27,035                         4.2993                          3/29/06
     108,612                         4.6674                          3/30/06
     638,400                         4.6000                          3/30/06

                                   PARCHE, LLC

       5,149                         4.2993                          3/29/06
      20,688                         4.6674                          3/30/06
     121,600                         4.6000                          3/30/06

                          RCG AMBROSE MASTER FUND, LTD.

                                     NONE

                             RCG HALIFAX FUND, LTD.

                                     NONE

                            RAMIUS MASTER FUND, LTD.

                                     NONE

                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.

      10,942                         4.2993                          3/29/06

                  BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)

      17,701                         4.2993                          3/29/06

                           BARINGTON INVESTMENTS, L.P.

       3,540                         4.2993                          3/29/06

CUSIP No. 78463B101                    13D                   Page 39 of 39 Pages

                             ARCADIA PARTNERS, L.P.

                                     NONE

                                  RICHARD ROFE

      (1,362)                        4.3200                          3/29/06